Exhibit 5.02

[Visteon Letterhead]

November 10, 2011

VC Aviation Services, LLC

Visteon Global Technologies, Inc.

One Village Center Drive

Van Buren Township, MI 48111

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-4 (as supplemented or amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2011, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of $500,000,000 in aggregate principal amount of 6.75% Senior Notes due 2019 (the “Notes”) of Visteon Corporation, a Delaware corporation (the “Issuer”). The obligations of the Issuer under the Notes are proposed to be guaranteed by VC Aviation Services, LLC, a Michigan limited liability company (“VC Aviation Services”), and Visteon Global Technologies, Inc., a Michigan corporation (“Visteon Global Technologies” and together with VC Aviation Services, the “Michigan Guarantors”), jointly and severally with the other guarantors under the Indenture, dated as of April 6, 2011, among the Issuer, the guarantors set forth therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

I have examined the Registration Statement and such records, certificates and documents as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

Based on and subject to the foregoing, it is my opinion that:

1.	the Michigan Guarantors are duly organized, validly existing and in good standing under the laws of the State of Michigan; and

2.	the Indenture has been duly authorized, executed and delivered by the Michigan Guarantors.

November 10, 2011

My opinion expressed in Paragraph 1 above with respect to the good standing of the Michigan Guarantors is based solely on a Certificate of Good Standing issued by the Secretary of State of Michigan as of a recent date with respect to each of the Michigan Guarantors.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Michigan be changed by legislative action, judicial decision or otherwise after the effective date of the Registration Statement.

This opinion is furnished in connection with the filing of the Registration Statement, which will be incorporated by reference into the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely on this opinion to the same extent as if it were an addressee hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Michael Sharnas
Name: Michael Sharnas
Title: Vice President and General Counsel